Exhibit 10.48
AMENDED AND RESTATED RETENTION AGREEMENT
This Amended and Restated Retention Agreement (this “Agreement”) is entered into as of December 18, 2017 between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), and Eric Kelly (“Employee”). This Agreement amends and restates in its entirety the Retention Agreement between Employee and Overland Storage, Inc., a California corporation, dated June 24, 2009 (the “Prior Agreement”).
AGREEMENT
WHEREAS, Employee is the Chief Executive Officer of the Company;
WHEREAS, the Company considers that providing Employee with certain benefits as provided herein in the event of a Change of Control will operate as an incentive for Employee to remain employed by the Company in the event of a Change of Control; and
WHEREAS, the Company and Employee are also parties to an Employment Agreement dated August 3, 2011 (the “Employment Agreement”).
NOW THEREFORE, for the consideration stated above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:
1.Definitions.
1.1.    “Base Salary” shall mean the Employee’s gross annual salary at the time of a Change of Control (or on the Termination Date, if higher and such Termination Date occurs before the Change of Control).
1.2.    “Cause” shall mean:
(a)    Employee’s gross neglect of his duties to the Company, where Employee has been given a reasonable opportunity of not less than 30 days to cure his gross neglect after receiving written notice from the Company’s Board of Directors (the “Board”) (which reasonable opportunity must be granted during the thirty-day period preceding termination);
(b)    any material breach by Employee of Employee’s obligations under this Agreement or any employment agreement which Employee may have with the Company ,which Employee fails to cure within 30 days after receiving written notice from the Board; or
(c)    Employee’s commission of any act of fraud, theft or embezzlement against the Company.
1.3.    “Change of Control” is defined to have occurred if, and only if, during Employee’s employment:
(a)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be ‘a person under Section 14(d)(2) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;
(b)    there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction; or
(c)    there occurs a sale or other disposition of assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) fiscal quarters.
1.4.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5.    “Resignation for Good Reason” shall mean the voluntary resignation by Employee of his employment with the Company within six (6) months of the occurrence of any of the following Good Reasons:
(a)    any reduction in Employee’s Base Salary or Target Bonus by more than ten percent (10%); or
(b)    any material reduction in Employee’s duties, responsibilities and authority;
(c)    a relocation by the Company of Employee’s place of employment with the Company outside a fifty (50) mile radius of Employee’s current place of employment as of the date hereof; provided, however, that “Good Reason” shall not include relocation to a location within thirty (30) miles of Employee’s Danville, California residence; or
(d)    a material breach of this Agreement or the Employment Agreement by the Company.
An event described in Section 1.5(a) through (d) will not constitute Good Reason unless Employee provides written notice to the Company within sixty (60) days of the Good Reason event of his intention to resign for Good Reason and unless the Company does not cure or remedy the alleged Good Reason condition within thirty (30) days of the Company’s receipt of the written notice.
1.6.    “Target Bonus” shall mean the variable annual compensation represented by the percentage of Base Salary Employee is eligible to receive, if any, prior to a Change of Control, in the event targeted goals are achieved for the year.
1.7.    “Termination Date” shall mean the date of termination of Employee’s employment relationship with the Company.
2.    Title and Duties. Employee will hold the position of Chief Executive Officer in accordance with the terms and conditions of the Employment Agreement.
3.    At-Will Employment. Employee reaffirms that Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee, subject to the terms of the Employment Agreement. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.
4.    Retention Payments.
4.1.    Subject in each case to Sections 4.2 and 4.3, if a Change of Control occurs and either (x) Employee remains employed with the Company as of immediately prior to the Change of Control or (y) during the period of sixty (60) days before the Change of Control, Employee’s employment with the Company is terminated by the Company without Cause or by Employee’s Resignation for Good Reason, Employee shall be entitled to the following benefits:
(a)    Employee will be entitled to payment in cash of a lump-sum amount equal to 150% of Base Salary plus 150% of Target Bonus, less applicable state and federal taxes or other payroll deductions, such amount to be paid (subject to Section 9) on the first business day after the Release becomes effective or, if later, promptly after the Change in Control and in all events no later than sixty (60) days after the Change of Control (provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years); and
(b)    Following Employee’s termination of employment either by the Company without Cause or pursuant to Employee’s Resignation for Good Reason (in any case occurring at any time on or after the date that is sixty (60) days before the Change of Control), (i) if Employee elects to continue insurance coverage as afforded to Employee according to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company will reimburse Employee the estimated amount of the premiums incurred by Employee during the period of eighteen (18) months following Employee’s Termination Date, and (ii) the Company will reimburse Employee for the estimated costs to continue life, accident, medical and dental insurance benefits for Employee and his eligible dependents during such 18-month period in amounts substantially similar to those which Employee was entitled to receive under the Employment Agreement immediately prior to Employee’s Termination Date (which amount shall be reduced by the amount of any reimbursements made by the Company to Employee pursuant to clause (b)(i) above), the estimated costs of which shall be paid to Executive (subject to Section 9) in one lump sum payment on the first business day after the Release becomes effective and in all events within sixty (60) days after the Termination Date (and any actual costs in excess of such estimate shall be paid to Executive no later than ten (10) days following his submission of written evidence of the amount of such excess), provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years. Nothing in this Agreement will extend Employee’s COBRA period beyond the period allowed under COBRA, nor is Company assuming any responsibility which Employee has for formally electing to continue coverage; and
(c)    Any portion of Employee’s then outstanding stock options and other equity-based awards granted by the Company that are not vested shall immediately vest on the Change in Control and, in the case of stock options and similar awards, may be exercised in whole or in part within one year following the date of Employee’s termination of employment, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options. In the case of a termination of Employee’s employment described in clause (y) above of this Section 4.1, any such stock option or other equity-based award, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the related Change of Control solely as a result of such termination of employment, shall be reinstated and shall automatically become fully vested.
4.2.    The payments set forth in Sections 4.1(a) and 4.1(b) above are in exchange for, and contingent upon Employee’s execution and non-revocation of, a release of all claims as of the date of the Change of Control in substantially the form attached to this Agreement as Exhibit A (the “Release”).
4.3.    For avoidance of doubt, consistent with Section 5 of the Employment Agreement, if a Change of Control occurs and Employee is entitled to the benefits provided in Section 4.1 above, Employee will not be entitled to any severance benefits under Section 4 of the Employment Agreement. To the extent Employee has received any severance benefits under Section 4 of the Employment Agreement with respect to a termination of Employee’s employment that occurs prior to a Change of Control, Employee’s benefits under this Agreement shall be reduced on a dollar-for-dollar basis by the amount of any such severance benefits paid to Employee under the Employment Agreement (provided that such offset shall not apply with respect to Employee’s Standard Entitlements (as defined in the Employment Agreement) paid in connection with such termination of Employee’s employment). In addition, only the first Change of Control that occurs after the date of this Agreement will be taken into account for purposes of this Agreement, and any Change of Control that may occur thereafter will be disregarded.
5.    Retirement and Profit-Sharing Plans. Notwithstanding anything in this Agreement to the contrary, Employee’s rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law.
6.    Tax Consequences. The Company makes no representations regarding the tax consequence of any provision of this Agreement. Employee is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement.
7.    Tax Adjustment. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if it is determined that any portion of any payment under this Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code (the “Code”), the payments to be made to Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided that such reduction to the payments to be made to Employee under this Agreement shall be made only if the total after-tax benefit to Employee is greater after giving effect to such reduction than if no such reduction had been made. The determination that a payment is (or, if no reduction were made pursuant to this Section 7, would be) an “excess parachute payment” shall be made in writing by a nationally recognized accounting firm or executive compensation consulting firm selected by the Company and acceptable to Employee (the “Accounting Firm”). The Accounting Firm’s determination shall include detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and Employee.

8.    Agreement to Arbitrate. Employee and Company agree to arbitrate any claim or dispute (“Dispute”) arising out of or in any way related to this Agreement, the employment relationship between Company and Employee or the termination of Employee’s employment, except as provided in Section 8.1 below, to the fullest extent permitted by law. Except as provided above, this method of resolving Disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided herein, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by an arbitrator.
8.1.    Scope of the Agreement. A Dispute shall include all disputes or claims between Employee and Company arising out of, concerning or relating to Employee’s employment by Company, including, without limitation: claims for breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, or common law, to the fullest extent permitted by law. A Dispute shall not include any dispute or claim, whether brought by either Employee or Company, for: (a) workers’ compensation or unemployment insurance benefits; or (b) the exclusions from arbitration specified in the California Arbitration Act, California Code of Civil Procedure section 1281.8. For the purpose of this Agreement, references to “Employer” include Company and all related or affiliated entities and their employees, supervisors, officers, directors, owners, stockholders, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, and the successors and assigns of any of them, and this Section 8 shall apply to them to the extent that Employee’s claims arise out of or relate to their actions on behalf of Company.
8.2.    Consideration. The parties agree that their mutual promise to arbitrate any and all disputes between them, except as provided in Section 8.1, rather than litigate them before the courts or other bodies, provides adequate consideration for this Section 8.
8.3.    Initiation of Arbitration. Either party may initiate an arbitration proceeding by providing the other party with written notice of any and all claims forming the basis of such proceeding in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
8.4.    Arbitration Procedure. The arbitration will be conducted by JAMS pursuant to its Rules for the Resolution of Employment Disputes in San Diego, California by a single, neutral arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, as applicable to the cause of action, and only such power. The arbitrator shall issue a written and signed statement of the basis of the arbitrator’s decision, including findings of fact and conclusions of law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof
8.5.    Costs of Arbitration. If Employee initiates arbitration against the Company, Employee must pay a filing fee equal to the current filing fee in the appropriate court had Employee’s claim been brought there, and the Company shall bear the remaining filing fees and all other costs of the arbitration forum, including arbitrator fees, case management fees, and forum hearing fees (the “Arbitration Fees”). If the Company initiates arbitration against Employee, the Company shall bear the entire cost of the arbitration forum, including arbitrator fees. (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Employee would have been required to bear had the matter been filed in a court.) The arbitrator may award attorneys’ fees and costs to the prevailing party, except that Employee shall have no obligation to pay any of the Arbitration Fees even if the Company is deemed the prevailing party. If there is any dispute as to whether the Company or Employee is the prevailing party, the arbitrator will decide that issue. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines that such fee would cause undue hardship on the party. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.
8.6.    Governing Law. All Disputes between the parties shall be governed, determined and resolved by the internal laws of the State of California, including the California Arbitration Act, California Code of Civil Procedure 1280 et seq.
8.7.    Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

9.    IRC Section 409A. Notwithstanding anything to the contrary, if, at the time of his separation of service from the Company, Employee is a “specified employee” as defined pursuant to Internal Revenue Code Section 409A, and if the amounts that Employee is entitled to receive pursuant to this Agreement are not otherwise exempt from Code Section 409A, then to the extent necessary to comply with Code Section 409A, no payments for such amounts may be made under this Agreement before the date which is six (6) months after Employee’s separation of service from the Company or, if earlier, Employee’s date of death. All such amounts, which would have otherwise been required to be paid during such six (6) months after Employee’s separation of service shall instead be paid to Employee in one lump sum payment on the first business day of the seventh month after Employee’s separation of service from the Company or, if earlier, Employee’s date of death. All such remaining payments shall be made pursuant to their original terms and conditions. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. The Company may at any time amend this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Code Section 409A and avoid the imposition on Employee of any potential excise taxes relating to Code Section 409A. Any reimbursements pursuant to the foregoing provisions of this Agreement shall be paid as soon as reasonably practicable and in all events not later than the end of Employee’s taxable year following the taxable year in which the related expense was incurred. Employee’s rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year.
10.    General Provisions.
10.1.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of California.
10.2.    Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof. The Company shall require a purchaser of all or substantially all the assets of the Company to assume all of the Company’s liabilities under this Agreement, and the Company would thereby be relieved of all such liabilities, provided that Employee accepts employment with such purchaser at the closing of the transaction.
10.3.    No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.
10.4.    Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.
10.5.    Entire Agreement. This Agreement, together with the Employment Agreement, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written (including, without limitation, the Prior Agreement).
10.6.    Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
10.7.    Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.
10.8.    Duplicate Counterparts. This Agreement may be executed in any number of original, facsimile or .PDF counterparts; each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
10.9.    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.10.    Drafting Ambiguities. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

10.11.    Recovery of Attorney’s Fees and Expenses. If any litigation shall occur between Employee and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs; provided, however, that, regardless of whether Employee prevails with respect to any dispute or litigation between the parties, Employee shall in no event be required to pay any portion of the Arbitration Fees and the Employer shall pay up to Twenty-Five Thousand Dollars ($25,000) in legal fees and related expenses incurred by Employee as a result of (i) his termination following a Change of Control (including all such fees and expenses, if any, incurred in contesting or disputing such termination) or (ii) Employee seeking to obtain or enforce any right or benefit provided by this Agreement following a Change of Control.
Company:
SPHERE 3D CORP.
/s/ Duncan J. McEwan
Duncan J. McEwan
Chair of the Compensation Committee
Employee:
/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

EXHIBIT A
GENERAL RELEASE
This General Release (“Release”) is entered into effective as of _________________ (the “Effective Date”) between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), and Eric Kelly, an individual residing at _________________ (“Employee”) with reference to the following facts:
RECITALS
A.    The parties entered into an Amended and Restated Retention Agreement effective as of December 18, 2017 (the “Agreement”) pursuant to which the parties agreed that, upon the occurrence of certain conditions, Employee would become eligible for certain benefits provided in the Agreement in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the date of this Release. All capitalized terms that are not defined herein shall have the meaning set forth in the Agreement.
B.    The parties desire to dispose of, fully and completely, all claims, which Employee may have against the Company in, the manner set forth in this Release.
AGREEMENT
1.    Consideration. The Company shall provide Employee those payments and benefits provided in Sections 4.1(a) and 4.1(b) of the Agreement.
2.    Release. Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay, options, benefits and monies owed by the Company to Employee. This release does not waive any claims for (a) indemnification and/or payment of related expenses under (i) any applicable law and/or (ii) the Company’s bylaws or articles of incorporation; (b) Employee’s ownership of any Company stock, vested stock units or stock options, and/or Employee’s rights as an existing shareholder of the Company; (c) any rights Employee has under any applicable stock option plan of the Company and/or any stock option, stock unit, stock purchase or other stockholder agreements with Company; (d) any vested rights or claims Employee may have under any Company-sponsored benefit plans (including without limitation, any medical, dental, disability, life insurance or retirement plans); (e) any rights Employee may have to obtain continued health insurance coverage or other benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or any similar state law; (f) any claims Employee may have against the Company for reimbursement of business or other expenses incurred in connection with Employee’s employment with Company; (g) any other claim which as a matter of law cannot be waived, or (h) any obligation of the Company to Employee pursuant to the Agreement. Notwithstanding anything to the contrary herein, nothing in this Release prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Release. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower

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award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Employee represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.
3.    Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.
4.    ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Release. Employee further expressly acknowledges and agrees that:
(a)    In return for this Release, he will receive consideration beyond that which he was already entitled to receive before executing this Release;
(b)    He is hereby advised in writing by this Release to consult with an attorney before signing this Release;
(c)    He was given a copy of this Release on [_________, 2017], and informed that he had [twenty-one (21)] days within which to consider this Release and that if he wished to execute this Release prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have [twenty-one (21)] days to consider this Release; and that such [twenty-one (21)] day period to consider this Release would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release in such [twenty-one (21)] day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises this revocation right, neither the Company nor Employee will have any obligation under this Release. Any notice of revocation should be sent by Employee in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Release by Employee.
(e)    Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

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5.    No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.
6.    Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.
7.    Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.
8.    Counterparts. This Release may be executed simultaneously in one or more original, facsimile, or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.
9.    Dispute Resolution Procedures. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration in accordance with the procedures, terms and conditions set forth Section 8 of the Agreement, which terms are incorporated herein by reference.
10.    Entire Agreement. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including, without limitation, the Agreement, between the Company and Employee; provided, however, that this Release shall not terminate the Company’s obligations under Section 4, 7, 8, 9 and 10.11 of the Agreement.
11.    Modification; Waivers. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
12.    Amendment. This Release may be amended or supplemented only by a writing signed by Employee and the Company.
Dated:
Printed Name: ______________________________________

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